Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2021

- Revenue for Fiscal 2021 Increased 8.1% to $1.4 billion -
- GAAP EPS for Fiscal 2021 was $0.86 and Adjusted EPS was $1.26, an increase of 36.5% and 50.0%, respectively -

West Fargo, ND – March 18, 2021 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2021.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We completed fiscal 2021 with a strong finish in fourth quarter, driven by our equipment business which grew 35% for the quarter. From a segment perspective, our Agriculture segment was the standout performer for the quarter and fiscal year, generating very strong top and bottom line performance. We are also pleased with the operating improvement in our Construction segment this fiscal year, which generated positive pre-tax income in fourth quarter and full year. While the pandemic and adverse weather conditions have created additional obstacles across our international store footprint, we experienced growth in our International segment parts and service business during the fourth quarter and full year, which has been a focus for us. Looking ahead to fiscal 2022, Titan Machinery is in a great position — we are benefiting from renewed strength in the commodities cycle, we've stayed close to our customers with exceptional service, and we've carefully managed our cost structure and balance sheet to ensure that we drive profitability and remain nimble to react to future opportunities."

Fiscal 2021 Fourth Quarter Results

Consolidated Results
For the fourth quarter of fiscal 2021, revenue was $436.7 million, compared to revenue of $351.0 million in the fourth quarter last year. Equipment revenue was $354.0 million for the fourth quarter of fiscal 2021, compared to $262.8 million in the fourth quarter last year. Parts revenue was $49.8 million for the fourth quarter of fiscal 2021, compared to $52.3 million in the fourth quarter last year. Revenue generated from service was $22.9 million for the fourth quarter of fiscal 2021, compared to $22.0 million in the fourth quarter last year. Revenue from rental and other was $9.9 million for the fourth quarter of fiscal 2021, compared to $13.9 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2021 increased to $67.7 million compared to $61.1 million in the fourth quarter last year. The Company's gross profit margin decreased to 15.5% in the fourth quarter of fiscal 2021, compared to 17.4% in the fourth quarter last year. Gross profit margin decreased primarily due to mix, with a greater proportion of equipment revenue in the fourth quarter of fiscal 2021 compared to a greater proportion of higher margin parts and service revenue in the fourth quarter last year.

Operating expenses were essentially flat at $60.5 million for the fourth quarter of fiscal 2021, compared to $60.1 million in the fourth quarter last year. Operating expenses as a percentage of sales improved 320 basis points to 13.9% for the fourth quarter of fiscal 2021, compared to 17.1% of revenue in the prior year period. The Company recognized impairments related to intangible and long-lived assets of $0.4 million in the quarter compared to $3.6 million in the prior year quarter.

Floorplan and other interest expense was $1.5 million for the fourth quarter of fiscal 2021, compared to $2.5 million for the same period last year. The decrease was due to a lower interest rate environment, a lower interest rate spread under our new five-year Amended and Restated Credit Agreement that was finalized in April 2020, and lower borrowings on our lines of credit.

In the fourth quarter of fiscal 2021, net income was $0.8 million, or earnings per diluted share of $0.03, compared to $0.7 million, or earnings per diluted share of $0.03 for the fourth quarter of fiscal 2020.

On an adjusted basis, net income for the fourth quarter of fiscal 2021 was $5.3 million, or $0.23 per diluted share, compared to net income of $0.6 million, or $0.02 per diluted share for the fourth quarter of fiscal 2020. The adjusted fourth quarter fiscal 2021 net income of $5.3 million excludes a $3.3 million charge for Ukraine income tax valuation allowance adjustments, while the adjusted fourth quarter fiscal 2020 net income excludes a $4.6 million benefit for domestic income tax valuation adjustments.

The Company generated $13.7 million in adjusted EBITDA in the fourth quarter of fiscal 2021, compared to $8.1 million for the fourth quarter of fiscal 2020.

Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2021 was $303.2 million, compared to $215.5 million in the fourth quarter last year. Pre-tax income for the fourth quarter of fiscal 2021 was $7.9 million, compared to a pre-tax loss of $0.3 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2021 was $8.0 million, compared to $2.5 million in the fourth quarter last year.

Construction Segment - Revenue for the fourth quarter of fiscal 2021 was $88.9 million, compared to $87.2 million in the fourth quarter last year. Pre-tax income for the fourth quarter of fiscal 2021 was $0.2 million, compared to a pre-tax loss of $1.8 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2021 was $0.6 million, compared to a pre-tax loss of $1.0 million in the fourth quarter last year. At the end of fiscal 2021, the Company divested its Phoenix and Tucson, Arizona construction equipment store locations.

International Segment - Revenue for the fourth quarter of fiscal 2021 was $44.6 million, compared to $48.2 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2021 was $2.9 million, compared to $2.3 million in the fourth quarter last year. Adjusted pre-tax loss for the fourth quarter of fiscal 2021 was $2.7 million, compared to $2.3 million in the fourth quarter last year.

Fiscal 2021 Full Year Results

Revenue increased 8.1% to $1.4 billion for fiscal 2021. Net income for fiscal 2021 was $19.4 million, or $0.86 per diluted share, compared to $14.0 million, or $0.63 per diluted share, for the prior year. Adjusted net income for fiscal 2021 was $28.2 million, or $1.26 per diluted share, compared to an adjusted net income of $18.6 million, or $0.84 per diluted share, for the prior year. The Company generated adjusted EBITDA of $65.4 million in fiscal 2021, representing an increase of 24.6% compared to adjusted EBITDA of $52.5 million in fiscal 2020.

Balance Sheet and Cash Flow

Cash at the end of the fourth quarter of fiscal 2021 was $79.0 million. Inventories decreased to $418.5 million as of January 31, 2021, compared to $597.4 million as of January 31, 2020. This inventory decrease includes a $177.8 million decrease in equipment inventory, which reflects a decrease in new equipment inventory of $151.7 million and a $26.1 million decrease in used equipment inventory. The lower year-end inventory also reflects the divestiture of the Company's two Arizona construction stores. Outstanding floorplan payables were $161.8 million on $773.0 million total available floorplan lines of credit as of January 31, 2021, compared to $371.8 million outstanding floorplan payables as of January 31, 2020.

For the fiscal year ended January 31, 2021, the Company’s net cash provided by operating activities was $173.0 million, compared to $1.0 million for the fiscal year ended January 31, 2020. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $148.5 million for the fiscal year ended January 31, 2021, compared to $17.8 million for the fiscal year ended January 31, 2020.

Mr. Meyer concluded, "We expect another strong year of growth in fiscal 2022. While fiscal 2021 was a great success, especially in light of the unforeseen challenges brought about by the global pandemic, we believe there are additional areas of opportunity in this new fiscal year. Our entire organization has done an amazing job and we are ideally positioned to take advantage of the improving industry conditions with our healthy inventory position, which helped drive a record $148 million in adjusted operating cash flow during fiscal 2021 and is supporting our business in a variety of ways such as improved equipment margins and lowering our floorplan interest expense. These dynamics have improved our cash flow, reduced our debt, and put the business on a strong foundation to generate profitable growth across our segments in fiscal 2022."

Fiscal 2022 Modeling Assumptions

The following are the Company's current expectations for fiscal 2022 modeling assumptions. We believe modeling assumptions will continue to be impacted by the challenging global economy due to the COVID-19 pandemic, creating a higher degree of uncertainty in these assumptions compared to a normal environment.

Current Assumptions
Segment Revenue
Agriculture(1)	Up 10-15%
Construction(2)	Down 0-5%
International	Up 12-17%

Diluted EPS(3)	$1.25 - $1.45

(1) Includes the full year impact of the HorizonWest acquisition completed in May 2020.
(2) Includes the full year impact of the Phoenix and Tucson, AZ store divestitures in January 2021. Adjusting full year fiscal 2021 net sales by $27 million, representing the 2021 net sales of these divested stores, results in a same-store sales assumption of up 3-8%.

(3) Includes expenses related to ERP implementation.

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 1, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13716797.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as valuation allowances for income tax, impairment charges, Ukraine remeasurement gains/losses and costs associated with our Enterprise Resource Planning (ERP) system transition. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income, diluted earnings per share, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income, adjusted EBITDA, adjusted diluted earnings per share, adjusted income (loss) before income taxes, and adjusted net cash provided by operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2022, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2021	January 31, 2020
Assets
Current Assets
Cash	$78,990	$43,721
Receivables, net of allowance for expected credit losses	69,109	72,776
Inventories	418,458	597,394
Prepaid expenses and other	13,677	13,655
Total current assets	580,234	727,546
Noncurrent Assets
Property and equipment, net of accumulated depreciation	147,165	145,562
Operating lease assets	74,445	88,281
Deferred income taxes	3,637	2,147
Goodwill	1,433	2,327
Intangible assets, net of accumulated amortization	7,785	8,367
Other	1,090	1,113
Total noncurrent assets	235,555	247,797
Total Assets	$815,789	$975,343

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$20,045	$16,976
Floorplan payable	161,835	371,772
Current maturities of long-term debt	4,591	13,779
Current maturities of operating leases	11,772	12,259
Deferred revenue	59,418	40,968
Accrued expenses and other	48,791	38,360
Income taxes payable	11,048	49
Total current liabilities	317,500	494,163
Long-Term Liabilities
Long-term debt, less current maturities	44,906	37,789
Operating lease liabilities	73,567	88,387
Deferred income taxes	—	2,055
Other long-term liabilities	8,535	7,845
Total long-term liabilities	127,008	136,076
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	252,913	250,607
Retained earnings	116,869	97,717
Accumulated other comprehensive income (loss)	1,499	(3,220)
Total stockholders' equity	371,281	345,104
Total Liabilities and Stockholders' Equity	$815,789	$975,343

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020
Revenue
Equipment	$354,011	$262,826	$1,016,071	$917,202
Parts	49,830	52,289	244,676	234,217
Service	22,947	21,950	107,229	99,165
Rental and other	9,890	13,899	43,246	54,587
Total Revenue	436,678	350,964	1,411,222	1,305,171
Cost of Revenue
Equipment	318,122	235,362	911,170	818,707
Parts	35,668	36,810	171,873	165,190
Service	8,429	8,276	36,692	33,446
Rental and other	6,745	9,398	30,125	37,010
Total Cost of Revenue	368,964	289,846	1,149,860	1,054,353
Gross Profit	67,714	61,118	261,362	250,818
Operating Expenses	60,523	60,128	220,774	225,722
Impairment of Goodwill	—	—	1,453	—
Impairment of Intangible and Long-Lived Assets	409	3,578	1,727	3,764
Income (Loss) from Operations	6,782	(2,588)	37,408	21,332
Other Income (Expense)
Interest and other income (expense)	194	439	527	3,126
Floorplan interest expense	(528)	(1,630)	(3,339)	(5,354)
Other interest expense	(959)	(890)	(3,843)	(4,452)
Income (Loss) Before Income Taxes	5,489	(4,669)	30,753	14,652
Provision for (Benefit from) Income Taxes	4,707	(5,342)	11,397	699
Net Income	782	673	19,356	13,953

Diluted Earnings per Share	$0.03	$0.03	$0.86	$0.63
Diluted Weighted Average Common Shares	22,143	21,977	22,104	21,953

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2021	2020
Operating Activities
Net income	$19,356	$13,953
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	23,701	28,067
Impairment	3,180	3,764
Other, net	9,313	13,284
Changes in assets and liabilities
Inventories	199,245	(99,469)
Manufacturer floorplan payable	(110,084)	49,601
Other working capital	28,285	(8,245)
Net Cash Provided by Operating Activities	172,996	955
Investing Activities
Property and equipment purchases	(20,089)	(25,016)
Proceeds from sale of property and equipment	6,592	2,415
Acquisition consideration, net of cash acquired	(6,790)	(13,887)
Other, net	(10)	19
Net Cash Used for Investing Activities	(20,297)	(36,469)
Financing Activities
Net change in non-manufacturer floorplan payable	(106,414)	50,158
Repurchase of senior convertible notes	—	(45,644)
Net proceeds from (payments on) long-term debt	(10,616)	18,864
Other, net	(909)	(509)
Net Cash Provided by (Used for) Financing Activities	(117,939)	22,869
Effect of Exchange Rate Changes on Cash	509	(379)
Net Change in Cash	35,269	(13,024)
Cash at Beginning of Period	43,721	56,745
Cash at End of Period	$78,990	$43,721

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2021	2020	Change	2021	2020	Change
Revenue
Agriculture	$303,161	$215,508	40.7%	$886,485	$749,042	18.3%
Construction	88,883	87,220	1.9%	305,745	320,034	(4.5)%
International	44,634	48,236	(7.5)%	218,992	236,095	(7.2)%
Total	$436,678	$350,964	24.4%	$1,411,222	$1,305,171	8.1%

Income (Loss) Before Income Taxes
Agriculture	$7,933	$(275)	n/m	$34,422	$18,036	90.9%
Construction	236	(1,750)	n/m	186	(2,290)	n/m
International	(2,890)	(2,279)	(26.8)%	(6,025)	504	n/m
Segment income before income taxes	5,279	(4,304)	n/m	28,583	16,250	75.9%
Shared Resources	210	(365)	n/m	2,170	(1,598)	n/m
Total	$5,489	$(4,669)	n/m	$30,753	$14,652	109.9%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2021	2020	2021	2020
Adjusted Net Income
Net Income	$782	$673	$19,356	$13,953
Adjustments
ERP transition costs	740	2,397	2,990	7,175
Impairment charges	409	3,578	3,180	3,764
Ukraine remeasurement (gain) / loss	201	(28)	1,174	(616)
Total Pre-Tax Adjustments	1,350	5,947	7,344	10,323
Tax Effect of Adjustments (1)	386	(1,452)	(2,227)	(1,036)
Adjustment for Tax Valuation Allowance	2,741	(4,611)	3,759	(4,611)
Total Adjustments	4,477	(116)	8,876	4,676
Adjusted Net Income	$5,259	$557	$28,232	$18,629

Adjusted Diluted EPS
Diluted EPS	$0.03	$0.03	$0.86	$0.63
Adjustments (2)
ERP transition costs	0.03	0.11	0.13	0.32
Impairment charges	0.02	0.16	0.14	0.17
Ukraine remeasurement (gain) / loss	0.01	(0.01)	0.05	(0.02)
Total Pre-Tax Adjustments	0.06	0.26	0.32	0.47
Tax Effect of Adjustments (1)	0.02	(0.06)	(0.10)	(0.05)
Adjustment for Tax Valuation Allowance	0.12	(0.21)	0.18	(0.21)
Total Adjustments	0.20	(0.01)	0.40	0.21
Adjusted Diluted EPS	$0.23	$0.02	$1.26	$0.84

Adjusted Income Before Income Taxes
Income (Loss) Before Income Taxes	$5,489	$(4,669)	$30,753	$14,652
Adjustments
ERP transition costs	740	2,397	2,990	7,175
Impairment charges	409	3,578	3,180	3,764
Ukraine remeasurement (gain) / loss	201	(28)	1,174	(616)
Total Adjustments	1,350	5,947	7,344	10,323
Adjusted Income Before Income Taxes	$6,839	$1,278	$38,097	$24,975

Adjusted Income Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$7,933	$(275)	$34,422	$18,036
Impairment charges	28	2,807	272	2,807
Adjusted Income Before Income Taxes	$7,961	$2,532	$34,694	$20,843

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$236	$(1,750)	$186	$(2,290)
Impairment charges	381	771	597	957
Adjusted Income (Loss) Before Income Taxes	$617	$(979)	$783	$(1,333)

Adjusted Loss Before Income Taxes - International
Income (Loss) Before Income Taxes	$(2,890)	$(2,279)	$(6,025)	$504
Adjustments
Impairment charges	—	—	2,311	—
Ukraine remeasurement (gain) / loss	201	(28)	1,174	(616)
Total Adjustments	201	(28)	3,485	(616)
Adjusted Loss Before Income Taxes	$(2,689)	$(2,307)	$(2,540)	$(112)

Adjusted EBITDA
Net Income	$782	$673	$19,356	$13,953
Adjustments
Interest expense, net of interest income	884	815	3,574	4,121
Provision for income taxes	4,707	(5,342)	11,397	699
Depreciation and amortization	5,970	7,006	23,701	28,067
EBITDA	12,343	3,152	58,028	46,840
Adjustments
ERP transition costs	740	1,384	2,990	2,497
Impairment charges	409	3,578	3,180	3,764
Ukraine remeasurement (gain) / loss	201	(28)	1,174	(616)
Total Adjustments	1,350	4,934	7,344	5,645
Adjusted EBITDA	$13,693	$8,086	$65,372	$52,485

Adjusted Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities			$172,996	$955
Net Change in Non-Manufacturer Floorplan Payable			(106,414)	50,158
Adjustment for Constant Equity in Inventory			81,900	(33,359)
Adjusted Net Cash Provided by Operating Activities			$148,482	$17,754

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. The tax effect of the Germany related adjustments was calculated using a 29% tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of ($0.1 million) for the three months ended January 31, 2021 and $1.2 million for the fiscal year ended January 31, 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.